NEWS RELEASE

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                           AccuImage Diagnostics Corp.
                               400 Grandview Drive
                          South San Francisco, CA 94080
                               Stock symbol: AIDP

For Immediate Release

           AccuImage Obtains Financing Through Private Equity Offering


     SOUTH SAN FRANCISCO, Calif. - December 10, 2001 - AccuImage Diagnostics Corp. (OTCBB: AIDP) announced today that it has raised $1 million in funds through a private equity offering of approximately 12 million shares of restricted stock. "While we have continued to support operations through revenues, these funds will allow us to invest into accelerating the growth of the business" said Dr, Leon Kaufman, CEO. "Following a successful RSNA, we are in a good position to expand our product offerings and customer base. We are particularly proud of our new calcium scoring package and recently-released digital radiology products. These funds will assure us the capability to serve developing opportunities" Dr. Kaufman added.

     The AccuImage Board also announced the addition of Dr. C. Allen Wall. In accepting the position Dr. Wall commented that the company is on the cutting edge of virtual imaging and should become a major player in the emerging screening market.

     AccuImage is engaged in the development, marketing and support of software for visualization, analysis and management of medical imaging data, particularly in support of the imaging screening market, a market that is growing even faster than the traditional imaging market. Recent press releases have dealt with new product offerings and the development of key intellectual property positions to serve this emerging market. The software brings value by reducing the time the physician needs for reviewing and reporting cases, enhancing the interpretation of studies, and providing 3-D images for marketing, promotion and patient information. Efficiency gains and cost savings are realized through automated reporting tools incorporating expert knowledge, and by providing hardware and software for distribution of the images and reports via internal networks as well as internet transmission to remote locations, to referring physicians and to patients. The company is now expanding its markets through a three-pronged approach: The generation of automated report generators for new applications, including whole body screening; the sale of upgrades and new products to existing customers; and the provision of quality assurance accreditation support services needed for demonstrating compliance with upcoming recommendations from the American College of Radiology and other accrediting bodies. For company information please visit the AccuImage website at www.accuimage.com. Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which AccuImage operates, the estimated impact of certain technological advances, as well as management's beliefs and assumptions. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially include, among others: reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; determinations by regulatory and administrative government authorities; and the risk factors listed from time to time in the company's Securities and Exchange Commission reports.


Contact:
     AccuImage Diagnostics Corp. 650/875-0192 www.accuimage.com
     Investor Relations: investors@accuimage.com
     Leon Kaufman, Ph.D., CEO contact@accuimage.com